CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our reports dated February 14, 2020, relating to the financial statements and financial highlights, which appear in Spectrum Growth Fund, Spectrum Income Fund, and Spectrum International Fund’s (constituting T. Rowe Price Spectrum Funds, Inc.), Annual Reports on Form N-CSR for the year ended December 31, 2019. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 28, 2020